Exhibit 99.1

 PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS THIRD QUARTER FINANCIAL

RESULTS AND INCREASED ITS QUARTERLY DIVIDEND BY 25% TO $0.25 PER SHARE

Third Quarter New Order Sales Increased 15.5%

Third Quarter Net Income Increased 88%

Third Quarter Sales Increased 13.7%

Delray Beach, Florida, January 22, 2018 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended December 31, 2017. Net sales for the quarter ended December 31, 2017 were $60.1 million, compared to $52.9 million for the quarter ended December 31, 2016, an increase of 13.7%. Net sales for the nine months ended December 31, 2017 were $206.5 million, compared to $186.1 million for the nine months ended December 31, 2016, an increase of 10.9%. The increase in sales for the quarter ended December 31, 2017 can be attributed to increased new order sales, which increased 15.5%, and reorder sales, which increased 13.4%. Net income for the quarter ended December 31, 2017 was $9.1 million, or $0.44 diluted per share, compared to net income of $4.8 million, or $0.24 diluted per share, for the quarter ended December 31, 2016, an 88% increase to net income. Net income for the nine months ended December 31, 2017 was $27.1 million, or $1.33 diluted per share, compared to net income of $16.3 million, or $0.80 diluted per share, for the nine months ended December 31, 2016, a 66% increase to net income. Average order size increased to $86 for the quarter ended December 31, 2017, compared to $81 for the same quarter in the prior year. For the quarter ended December 31, 2017, online sales increased 15.0% to $50.4 million from $43.8 million for the same period the prior year, and were approximately 84% of all sales, compared to 83% for the same quarter the prior year.

Menderes Akdag, CEO and President, commented: “We are very pleased with our third quarter results, achieving double digit increases in both new order and reorder sales, along with an accelerated increase to operating income for the fourth consecutive quarter. This increase to operating income can be attributed to increased revenue with a shift in sales to new generation medications with higher margins. Gross profit as a percentage of sales increased to 36.5% for the quarter ended December 31, 2017 compared to 31.5% for the quarter ended December 31, 2016. In addition, our net income growth was also boosted by the Tax Reform Act of 2017, where we saw a decline in our federal tax rate from 35% to a fiscal year 2018 blended rate of 31.5%. This blended rate was applied to the nine months ended December 31, 2017, resulting in a tax benefit of approximately $1.7 million, which also included a reduction in our deferred tax liabilities. We expect a further reduction to our effective tax rate in fiscal 2019, to approximately 24%. Net cash from operations for the nine months ended December 31, 2017 was $35.1 million, compared to $31.6 million for the same period last year.”

The Board of Directors declared and increased the quarterly dividend by 25% from $0.20 to $0.25 per share on the Company’s common stock. The dividend will be payable on February 16, 2018, to shareholders of record at the close of business on February 5, 2018. The Company intends to continue to pay regular quarterly dividends; however the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results. To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (203) 827-7025. Callers will be required to supply PETMEDS as the passcode. For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on January 22, 2018 until February 5, 2018 at 11:59 P.M. To access the replay, call (866) 423-4837 (toll free) or (203) 369-0849 and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2017. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444.

###

Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for per share data)

	December 31,	March 31,
	2017	2017
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$80,997	$58,730
Accounts receivable, less allowance for doubtful accounts of $26 and $27, respectively	1,715	1,808
Inventories - finished goods	21,907	20,228
Prepaid expenses and other current assets	974	1,019
Total current assets	105,593	81,785

Noncurrent assets:
Property and equipment, net	29,138	30,164
Intangible assets	860	860
Total noncurrent assets	29,998	31,024

Total assets	$135,591	$112,809

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$12,426	$15,221
Income taxes payable	9,474	659
Accrued expenses and other current liabilities	3,034	2,475
Total current liabilities	24,934	18,355

Deferred tax liabilities	676	1,088

Total liabilities	25,610	19,443

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized; 3 convertible shares issued and outstanding with a liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized; 20,601 and 20,526 shares issued and outstanding, respectively	21	21
Additional paid-in capital	8,664	6,806
Retained earnings	101,287	86,530

Total shareholders' equity	109,981	93,366

Total liabilities and shareholders' equity	$135,591	$112,809

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except for per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Sales	$60,110	$52,866	$206,478	$186,144
Cost of sales	38,166	36,223	133,590	128,985

Gross profit	21,944	16,643	72,888	57,159

Operating expenses:
General and administrative	5,818	5,361	18,222	17,206
Advertising	4,126	3,170	14,944	13,312
Depreciation	532	457	1,590	855
Total operating expenses	10,476	8,988	34,756	31,373

Income from operations	11,468	7,655	38,132	25,786

Other income:
Interest income, net	191	36	417	96
Other, net	265	130	755	206
Total other income	456	166	1,172	302

Income before provision for income taxes	11,924	7,821	39,304	26,088

Provision for income taxes	2,860	2,998	12,204	9,772

Net income	$9,064	$4,823	$27,100	$16,316

Comprehensive income	$9,064	$4,823	$27,100	$16,316

Net income per common share:
Basic	$0.45	$0.24	$1.33	$0.81
Diluted	$0.44	$0.24	$1.33	$0.80

Weighted average number of common shares outstanding:
Basic	20,368	20,253	20,337	20,223
Diluted	20,425	20,408	20,437	20,373

Cash dividends declared per common share	$0.20	$0.19	$0.60	$0.57

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Nine Months Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net income	$27,100	$16,316
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,590	855
Share based compensation	1,858	1,444
Deferred income taxes	(412)	1,164
Bad debt expense	72	368
(Increase) decrease in operating assets and increase (decrease) in liabilities:
Accounts receivable	21	(188)
Inventories - finished goods	(1,679)	10,661
Prepaid income taxes	-	(632)
Prepaid expenses and other current assets	45	857
Accounts payable	(2,795)	387
Income taxes payable	8,815	-
Accrued expenses and other current liabilities	530	410
Net cash provided by operating activities	35,145	31,642

Cash flows from investing activities:
Purchases of property and equipment	(564)	(9,860)
Net cash used in investing activities	(564)	(9,860)

Cash flows from financing activities:
Dividends paid	(12,314)	(11,632)
Excess tax benefits related to restricted stock	-	115
Net cash used in financing activities	(12,314)	(11,517)

Net increase in cash and cash equivalents	22,267	10,265
Cash and cash equivalents, at beginning of period	58,730	37,639

Cash and cash equivalents, at end of period	$80,997	$47,904

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$3,801	$9,246

Prepaid property and equipment in current assets	$-	$863

Dividends payable in accrued expenses	$246	$196

Exhibit 99.1 Page 4 of 4